Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Annual Report on Form 10-K of Summit Healthcare REIT, Inc. of our report dated March 8, 2017, with respect to the combined financial statements of WPH Salem, LLC as of and for the years ended December 31, 2016 and 2015.

/s/ Martin Starnes & Associates, CPAs, P.A

Martin Starnes & Associates, CPA’s, P.A.

Hickory, North Carolina

March 8, 2017